EXHIBIT 99.1
Martin Midstream Partners
Third Quarter 2006 Earnings Conference Call
November 10, 2006
Operator:
Greetings, ladies and gentlemen, and welcome to the Martin Midstream Partners third quarter 2006 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press “star zero” on your telephone keypad. As a reminder, this conference is being recorded.
I would now turn the conference over to your host, Mr. Bob Bondurant, chief financial officer of Martin Midstream Partners. Thank you, Mr. Bondurant. You may begin.
Robert D. Bondurant, Executive Vice President and Chief Financial Officer:
Thank you, Janet. And just to let everyone know who’s on the call today, we have Ruben Martin, chief executive officer and director of the company, and Scott Martin, also a director and executive vice president of the company.
Before we get started with our business comments, I need to make this disclaimer. Certain statements made during this call may be forward-looking statements relating to financial forecasts, future performances or ability to make distributions to unitholders, as well as any other statements that are not historical fact. The words, anticipate, estimate, expect and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with GAAP and use certain non-GAAP financial measures within the meanings of SEC Regulation G, such as distributable cash flow and EBITDA. We use these measures because management believes it might provide users of our financial information with meaningful comparisons between current results and prior reported results, and it may be a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations.
Distributable cash flow is not a measure of financial performance or liquidity under GAAP or a substitute for comparable measures provided in accordance with GAAP and should not be considered in isolation as an indicator of our performance. We also included in our press release issued yesterday a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. Both the earnings press release and our third quarter 10-Q are available at our website, www.martinmidstream.com. And with that out of the way, I would like to comment on our third quarter performance.
For the third quarter we had net income of $4.3 million, $0.32 per limited partner unit, compared to $5.2 million, or $0.40 per limited partner unit, for the second quarter of 2006. Our distributable cash flow was $7.3 million for the third quarter of 2006, compared to $7.8 million for the second quarter of 2006. Historically our third quarter has always been our weakest quarter, primarily due to certain seasonality issues that typically impact the LPG and fertilizer segments.

Now I would like to go into greater detail by segment comparing the third quarter performance to the second quarter.
For the third quarter our terminalling operating income was $2.4 million, compared to $2.1 million in the second quarter. We benefited from the acquisition of a marine terminal in Corpus Christi, as well as asphalt terminal assets located in Houston. Combined, we invested approximately $9.1 million for these facilities at a projected cash flow multiple of four to six times.
In our natural gas/LPG services segment, operating income for third quarter of 2006 was $714,000 compared to $(44,000) in the second quarter of 2006. In addition, another significant component of our natural gas/LPG services income is our earnings from unconsolidated entities. Earnings from our unconsolidated entities was $2.7 million for the third quarter compared to $2.3 million in the second quarter. This increase is primarily due to the performance of Waskom. Volumes averaged 194 million cubic feet per day in the third quarter compared to 180 million cubic feet per day in the second quarter. As we noted in footnote 3 in our third quarter financials filed yesterday, we had to shut Waskom down for nine days in October to prepare for a 100 million cubic feet per day plant expansion that will be completed in the first and second quarter of 2007. We also had to shut down the Waskom fractionator for most of October to facilitate a 3,000 barrel per day expansion of the fractionator.
Moving to our marine transportation segment, operating income in the third quarter was $1.2 million compared to $1.7 million in the second quarter. Although revenue was up by $2.0 million, our operating expenses increased $2.4 million. The increase in operating expenses was primarily due to unanticipated repairs and maintenance expense. However, what was positive for this segment is that we had a revenue increase even though maintenance expense was up. Increased maintenance expense implies downtime of assets, which naturally translates to decreased revenue. So the fact that we were able to increase revenue during this quarter bodes well for future periods.
Moving to the sulfur segment, we had operating income of $1.0 million in the third quarter compared to $2.1 million in the second quarter. We experienced a decrease in foreign demand of sulfur which negatively impacted volume sales. Although our margin per ton increased $1.76, our volume fell 18% to 190,000 tons as a result of this decreased foreign demand in the third quarter.
In our fertilizer segment, operating income was $206,000 in the third quarter compared to $815,000 in the second quarter. Volumes declined in the third quarter by 45% when compared to the second quarter. This is normal, considering the seasonality of this business segment. Although we did experience higher margin magamp sales in the third quarter, we were not able to overcome increased feed stock and freight costs in our other fertilizer product lines. These increased costs will also impact us in the fourth quarter. That is the bad news. The good news is that our sulfuric acid plant we are constructing in our Plainview facility will help us alleviate the higher sulfuric acid feed stock costs we have been experiencing this year.
In addition to those higher costs, acid supply from third parties has been difficult to obtain this past year, making plant utilization very inefficient. That inefficiency will also negatively affect the fourth quarter but will be significantly improved when the acid plant comes online in the first quarter of 2007.

Total acid plant costs are estimated to be $21 million. Through September we have spent $13 million on the project. We believe this investment will yield cash flow in the 5 to 6 multiple range.
Again I would like to comment on depreciation. Although depreciation expense does not affect distributable cash flow, it does affect net income and subsequently earnings per limited partner unit. Overall depreciation expense was $4.6 million in the third quarter compared to $4.3 million in the second quarter. Of course this non-cash expense item will continue to increase as a result of our growth and maintenance capital expenditures.
Now I would like to turn the discussion over to Ruben Martin.
Ruben S. Martin, President and Chief Executive Officer:
Thank you, Bob. As Bob has said, of course if you go down to the two areas where we had the most problems in this quarter, it relates to sulfur and fertilizer. We are taking a lot of steps to remedy this in 2007. In the sulfur business, we have already contracted to increase our priller export facility by approximately 75%, or 170,000 tons, that will be going through the facility in 2007 that did not go through the facility in 2006. It will result — it is partially a result of higher sulfur production and, as we have seen some of the refinery expansions that are coming on between now and the next four to five years, we expect that to continue to increase.
In the fertilizer segment, the sulfuric acid facility should be in production by late January. It solves a lot of problems in that area. Sulfuric acid prices have been going up, while sulfur prices have continued to be depressed and coming down. It works well for the pro forma of this facility to continue to expand that margin and makes the economics look very favorable.
Also in both of these segments they have a lot of freight expense concerning truck freight and marine freight, and these diesel fuel price reductions — as the crude oil has come back, diesel fuel prices have lowered. Both of these segments will benefit by lower freight cost.
I’ll touch briefly on the Waskom plant. The two stages of the expansion, 30 million cubic feet per day will be coming on in late January with another 70 million coming on in late March or early April. Another 100 million, I mean, to put us up to 250 million per day. We have already contracted for the gas to fill this plant up. We are coming into the plant right now with almost 200 million a day; and as we expand it, we will be able to turn on the gas that we contracted with and maximize the plant immediately.
So these two areas, the acid plant and Waskom, both amount for over $40 million of capital dollars that will, both will be providing cash flow in 2007. So we are looking forward to 2007 as some of these and a few other smaller projects continue to come online as we go into the new year.
With that, we will open it up for questions.
Operator:
Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you would like to ask a question, please press “star 1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “star 2” if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, as we poll for questions.
Our first question comes from John Tysseland from Citigroup. Sir, your line is open. Go ahead.
<Q>: One question regarding your marine segment. You know, in previous quarters you discussed the possibility of taking care of a lot of the maintenance work for some of your vessels. Could you kind of give us an update on how that’s going and whether that had contributed to the higher cost during the quarter?
<A>: I’ll comment on the higher cost in the quarter. It did contribute to the higher cost in the quarter. We’re doing a pretty good job of touching pretty much all our inland equipment on repairs and maintenance and doing some upgrades and also doing some upgrades on some of our tugboats to create, to generate, more horsepower, et cetera. And now as far as the extent of the coverage, Scott would you like to comment on that, just a global picture of our whole program.
<A>: Yes. We believe that we did have a front-end loaded CapEx for this year, maintenance CapEx for this year. And we — Bob, I don’t have those numbers in front of me, last we looked at them, but I don’t believe there is anything unusual going forward. Is that right?
<A>: That’s correct. I think in the marine maintenance CapEx in the fourth quarter, it’s roughly about $1.5 million, I believe. And I think in the next year we are forecasting about $3 million in maintenance CapEx in the marine segment.
<Q>: So if you look at what your operating expenditures did for the quarter or, you know, even if they were higher year-over-year, is that as a result of — can we expect any relief on that OpEx number with the —
<A>: I think the OpEx number in the fourth quarter is going to be similar to third quarter. I think the fall-off will begin early next year.
<Q>: Okay. And then over the course of probably the next several years do you expect maintenance capital in that business to continue to kind of go up incrementally as some of your vessels get older, or do you expect that, you know, the opening of this facility will help limit that upside?
<A>: Yes, I think that we have seen, you have seen a lot of the inflation in the shipyard business has been over the last 18 months, I would say. We are seeing it level off a little bit. There is actually shipyard time that’s getting to be a little bit more available. So we expect that to level off. We don’t see any major drops, but we are getting the equipment in a little better shape than where we had been and so we could see some reduction there. But you won’t see the hyper inflation that we have seen in the last 18 months.
<A>: We, as a company, don’t have any real large unanticipated or big bullets out there, if you will. Everything is in pretty good shape. It is generally routine. I think some of our increased costs were because we have had some inflation this year. And like Ruben said, that has settled down. But I know there is certain, I guess, competitors out there in the world that have had some unanticipated repairs and maintenance costs, et cetera. We don’t have any of those issues facing us, we do not believe, at this time.
<A>: That’s correct.
<Q>: Okay. Fair enough. And then also if you look at the sulfur segment and the sulfur business in general, can you kind of go through what you have seen out of the Tampa market insofar as for demand and is there competition for supply going into that market? And just kind of, could you give us a brief overview?
<A>: Yes, we have seen the Tampa market reduce the amount of consumption that we have had in that area. It is a situation now that supply will fill up the Tampa market and fill up the US Gulf Coast market, and then everything else will go to export. That’s the reason that our export facility. We have already contracted an additional 170,000 tons through that facility for 2007 and the reason is because any new production or any reduction in consumption on the Gulf Coast or Tampa results in it having to go to the international market.
So the Tampa market is a situation that will either stay the same or slowly drift down as we’ve seen the export market increase. Our customer, we have kept a customer down there and we have a long-term contract for that. Our consumption in Tampa is, we’d say is very flat. We are restricted. We cannot sell any more in Tampa because we don’t have the capacity, the cross Gulf shipping capacity, to fill it up. We are running at maximum capacity now on our offshore vessel. Can’t do anymore there. So any surpluses that we have go into the export market.
<Q>: What about margins in that business? Is that where it has been impacted, I guess, if you —
<A>: Yes, we were impacted some. We had a large export sale in the second quarter that we did not have in the third quarter. And when you take some refinery downtime and so forth, turnarounds, those kind of things, we didn’t have the availability of the sulfur to export in the third quarter. So we had a big sell in the second quarter that skewed up our numbers concerning the volume. But, no, we totally expect our volumes to be fairly flat. It is a supply driven thing, and we are providing more services for other companies to get into the export market. Even though we may not be buying and selling the sulfur, we are providing the services and transportation and the terminalling and the prilling as a third party facilitator for the major oil companies.
<Q>: Fair enough. Last question. Is the export market or the international market, is that a growing business or, you know, where is this prilled sulfur going, I guess?
<A>: It is a business that the U.S. Gulf Coast, because it’s an accessibility to the market, replaces much harder, sulfur that’s harder to get to the market. You know, you can get into the northern Soviet Union where you have sulfur. You get into northern Canada and a lot of places up toward the Arctic Circle that sulfur, when the price is high, that sulfur can come down into the market. When the price is low, our sulfur will move no matter what the price is. That sulfur will either go to block, which is usually the case. It goes to block in those areas because it is too expensive to bring it to market. Now, the growing market that is out there is India and China will be consuming more sulfur as it goes. It is just a question of what part of the world that that sulfur will be delivered from. And since the refineries in the U.S. are, as they produce the sulfur, it has to move. They will make sure it moves. Their profits are not coming from sulfur. It is coming from gasoline and finished products. So our sulfur will move at whatever price it takes to move it.
<Q>: In your business in that market its strictly throughput, where you are not necessarily exposed to that international price?
<A>: That’s correct. We have some that we are exposed. We have a little bit in Stockton on the West Coast. I would say 20 to 25% of our throughput at Stockton, I’m buying and selling the throughput simply because that’s what the oil company requires. But in the Gulf Coast I would say it is probably less than 10% of the throughput through the Gulf Coast priller, is on a purchase and resale. Most of it is just facilitated on a fee basis to charge them for the handling of the sulfur. We have very little exposure out there relative to the totals.
<Q>: All right. Thanks.
<A>: And our exports, just to touch a little bit on that question as well, where do they ultimately end up. The West Coast Stockton typically ends up in the —
<A>: Yes, it goes to China and —
<a>: We are concentrating on south Brazil and Morocco.
<A>: And our Gulf Coast Beaumont would end up in that market.
<Q>: Fair enough. Thanks, guys.
Operator:
Once again, if you would like to ask a question, please press “star 1” on your telephone keypad. Our next question comes from Ron Londe with AG Edwards.
<Q>: Thanks. Just talking a little bit about your natural gas category and processing area. Can you give us a feel for the nature of the contracts you have and where you are from the standpoint of whether you are hedged or not?
<A>: Well, we could tell you, on the hedging that we have hedged a percentage of the plant through 2007, we are about 60% hedged in 2007. In 2008 we drop down to —
<A>: 25.
<A>: — 25 or so percent of the total plant is hedged. And these are hedged to both natural gas and crude oil.
Most of the contracts, we have some contracts at the plant that are life of the lease, that the pipelines run through their particular areas of operation. We are able to pick up as they drill, as the customers drill new wells, we are able to tie those in wells in and continue to service. We have signed contracts for the expansion that will divert gas from competitors in the area or even gas that may not be fully processed and divert that through us. So most of the areas that you gather from, you have pipelines that are running through the fields, and a lot of them are the life of the lease, a lot of them are spot, a lot of them are multi-year contracts. They are all different.
<Q>: Okay. From the standpoint of processing margins, the last couple of quarters were pretty good. Could you give us some perspective on where you were there?
<A>: Meaning?
<Q>: You know, cents per will gallon kind of number.
<A>: Well, mostly if you look at it on a cents per gallon basis, you would be talking about the LPGs. Now, we do have a fractionator at our facility that none of our competitors in the area have and that allows us to come in with a lot of products basis amount Bellevue number and upgrade those products and put them into niche markets and high purity markets that we have in the area. And so as far as gas processing goes, we have got the, we have got the best game in town when it comes to this area and it comes to processing.
On a cents per gallon basis, it is still pretty steady because most of the product that we sell is sold relative amount Bellevue number, and most of it is bought in the gas relative amount Bellevue number. So you have a pretty much fixed margin and your profits in this particular situation will move up with gas processing. Because obviously, other than your capital cost, your variable costs are very, very low to process the incremental 100 million cubic feet a day that we will be doing. So most of the profit increases in these cases come from increased volumes, not necessarily increased margins.
<Q>: Okay. Very good. Thank you.
Operator:
Gentlemen, I’m showing no further questions in queue at this time.
<A>: Okay. Well, we appreciate it. If anybody has anything else, please get in touch with us. We appreciate everybody’s interest in our company. We are looking forward to 2007 in here. We have got a lot of projects and a lot of things going on. We have had a lot of things on our plate. We spent a lot of money and as, like most companies out there, the delays in construction, the costs in construction and everything like that is a lot, is a lot slower than what we have been used to over the last 10 years. But we are learning to cope with it, and we are actually starting to come online with some of the things back on schedule. And so we are really look being forward to 2007, and we appreciate your patience. Thank you.
Operator:
This concludes today’s conference. Thank you for your participation. You may disconnect your lines at this time.